UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 23, 2017

SPARTAN MOTORS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Michigan (State or Other Jurisdiction of Incorporation)	0-13611 (Commission File No.)	38-2078923 (IRS Employer Identification No.)

1541 Reynolds Road, Charlotte, Michigan (Address of Principal Executive Offices)	48813 (Zip Code)

517-543-6400

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of Director

On October 23, 2017, the Board of Directors of Spartan Motors, Inc. (the “Company”) increased the membership of the current Board to eight members and appointed Dominic A. Romeo to the Board. Mr. Romeo will serve as a member of the Audit Committee. From 2012 to 2013 Mr. Romeo served as Chief Financial Officer of Thor Industries, Inc., a publicly traded manufacturer of recreational vehicles. From 2004 to 2011 Mr. Romeo served as Chief Financial Officer of Idex Corporation, a publicly traded manufacturer of fluid and metering technologies. Mr. Romeo currently serves on the board of directors of Novanta, Inc. a leading publicly traded technology supplier to medical and advanced industrial equipment manufacturers, and BBB Industries, an automotive parts manufacturer, held by Pamplona Capital Management.

Mr. Romeo will be a nominee for reelection at the Corporation’s annual meeting of shareholders to be held in 2020. There are no arrangements or understandings between Mr. Romeo and any other person pursuant to which he was selected as a director, nor are there any transactions in which Mr. Romeo has an interest requiring disclosures under item 404(a) of Regulation S-K. Mr. Romeo will receive the standard compensation arrangements for the Company’s non-employee directors, including an annual retainer and share-based compensation.

On October 25, 2016 the Company issued a press release announcing the appointment of Mr. Romeo to its Board of Directors. A copy of the press release is attached to this Current Report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

	99.1	Press Release dated October 25, 2017 regarding the appointment of Dominic A. Romeo to the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARTAN MOTORS, INC.

Dated: October 26, 2017	/s/ Frederick J. Sohm
By: Frederick J. Sohm
Its: Chief Financial Officer

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